Exhibit 99.2

SHARKREACH INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

SharkReach Inc.
Unaudited ProForma Combined Balance Sheet
September 30, 2015

	Historical
	SharkReach Inc. (formerly Online Secretary, Inc.)	SRI Seller, Inc.		Pro Forma Adjustments (4)	Pro Forma Combined
ASSETS
Current assets:
Cash	$ 414	$ 101,325		$ (414)	$ 101,325
Accounts receivable	-	39,275			39,275
Prepaid rent	-	2,673			2,673
Total current assets	414	143,273		(414)	143,273
Property and equipment, net	-	295			295
Security deposits	-	5,344			5,344
Total assets	$ 414	$ 148,912		$ (414)	$ 148,912
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$ 43,011	$ 49,317		$ (43,011)	$ 49,317
Related party loan	2,854	150,200		(152,854)	200
Total current liabilities	45,865	199,517		(195,865)	49,517
Total liabilities	45,865	199,517		(195,865)	49,517

Stockholders' equity (deficit):
Common stock; $0.01 par value; 1,000,000 shares authorized; 275,000 shares issued and outstanding as of September 30, 2015 (1) (2)	12,740	2,750	(3)	(12,740)	2,750
Additional paid-in capital	5,760	17,250		(5,760)	17,250
Common stock subscription issuable	-	20,000		-	20,000
Accumulated deficit	(63,951)	(90,605)		213,951	59,395
Total stockholders’ equity (deficit)	(45,451)	(50,605)		195,451	99,395
Total liabilities and stockholders' equity (deficit)	$ 414	$ 148,912		$ (414)	$ 148,912

The notes to unaudited pro forma combined financial statements are an integral part of these financial statements.

SharkReach Inc.
Unaudited ProForma Combined Statement of Operations
For the Nine Months Ended September 30, 2015

	Historical
	SharkReach Inc. (formerly Online Secretary, Inc.)	SRI Seller, Inc.	Pro Forma Adjustments	Pro Forma Combined
Revenues	$ -	$ 49,275		$ 49,275
Cost of revenues	-	25,894		25,894
Gross margin	-	23,381		23,381
Operating expenses:
Selling and marketing	-	11,681		11,681
General and administrative	33,686	102,399		136,085
	33,686	114,080		147,766
Loss from operations	(33,686)	(90,699)		(124,385)
Other income	-	99		99
Net loss before provision for income taxes	(33,686)	(90,600)		(124,286)
Provision for income taxes	-	-		-
Net loss	$ (33,686)	$ (90,600)		$ (124,286)

SRI SELLER, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1)

All common share amounts and per share amounts in these financial statements reflect a 83-for-1 share forward split of the issued and outstanding shares of common stock of the Company, effective October 21, 2015 including retroactive adjustment of common share amounts.

(2)

On October 13, 2015 Mr. Grant redeemed 12,198,796 shares of common stock with Online Secretary, leaving Mr. Grant holding 301,204 shares of common stock. Following the redemption, the issued and outstanding shares of the Company amounts to 44,919,932. As of December 31, 2015, the Company has not granted any stock options and has not incurred any stock- based compensation.

(3)

Authorized 1,000,000 shares of common stock, $0.01 par value, 275,000 shares issued and outstanding as of September 30, 2015.

(4)

Pro forma adjustments reflect the following:

a.

Elimination of cash of $414 not acquired in connection with the acquisition of assets pursuant to an Asset Purchase Agreement dated October 13, 2015 (the “Transaction”).

b.

Elimination of $43,011 of accounts payable not assumed in connection with the Transaction.

c.

Elimination of $2,854 of loans not assumed in connection with the transaction, and the cancellation of $150,000 loan from Mr. Grant (the “Grant Note”) subsequent to September 30, 2015 resulting in an aggregate elimination of $152,854.

d.

Elimination of SharkReach, Inc. (formerly Online Secretary, Inc.) equity as follows: (i) elimination of common stock in the amount of $12, 740, and (ii) elimination of additional paid-in capital of $5,760.

e.

Elimination of (i) $63,951 of SharkReach, Inc. (formerly Online Secretary, Inc.) accumulated deficit and (ii) record the effect of the cancellation of the Grant Note of $150,000.